                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-52297

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JULY 22, 1998

          This Prospectus Supplement amends and restates pages 10 and 11 of the Prospectus dated July 22, 1998, as supplemented by Prospectus Supplements dated October 1 and August 25, 1998. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                            SELLING DEBENTUREHOLDERS

          The Debentures being offered hereby were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by the Company on April 13, 1998 pursuant to Rule 144A and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial Purchasers") or holders acquiring such Debentures from prior holders thereof in further permitted resale transactions.

          The following table sets forth the names of the Selling Debentureholders, the number of shares of Common Stock owned by each of them as of the date of this supplement and the principal amount of Debentures which may be offered pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common Stock, none of the Selling Debentureholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years, except as noted herein. The information in the table and accompanying footnotes has been prepared based upon information furnished to the Company by or on behalf of the Selling Debentureholders.

                                                       Principal Amount     Principal Amount
                                                         of Debentures       of Debentures       Common Stock    Common Stock
                                                         Beneficially           That May        Owned Prior to     That May
                         Name                                Owned              be Sold         Offering (1)(#)    be Sold(#)
                         ----                          ----------------     ----------------    --------------   ------------
Associated Electric & Gas Insurance
  Services Limited....................................    $   500,000         $   500,000
Chase Vista Balanced Fund.............................        300,000             300,000                -                -
Chase Vista Select Balanced Fund......................        500,000             500,000               (2)               -
Chrysler Corp. Emp. #1 Pension Plan dated 12/18/45....      1,510,000           1,510,000                -                -
Fidelity Financial Trust:
   Fidelity Convertible Securities Fund...............      2,000,000           2,000,000
Forest Alternative Strategies Fund A-5................      4,287,000           4,287,000                -                -
Forest Alternative Strategies Fund II LP Series A-5I..        228,000             228,000                -                -
Forest Alternative Strategies Fund II LP Series A-5M..        107,000             107,000                -                -
Forest Alternative Strategies Fund II LP Series B-3...        350,000             350,000                -                -
Forest Global Convertible Fund Series A-5.............      4,943,000           4,943,000
Forest Global Convertible Fund Series B-1.............        200,000             200,000                -                -
Forest Global Convertible Fund Series B-2.............        125,000             125,000                -                -
Forest Global Convertible Fund Series B-5.............        150,000             150,000                -                -
Forest Greyhound......................................        200,000             200,000                -                -
Forest Performance Fund...............................        350,000             350,000                -                -
Fortis Equity Portfolio Inc. -
  Fortis Growth & Income..............................        300,000             300,000                -                -
Fortis Series Fund, Inc. - Growth & Income Series.....      1,700,000           1,700,000                -                -
Foundation Account No. 1..............................        360,000             360,000                -                -
Fox Family Foundation dated 10/10/87..................         50,000              50,000                -                -
Fox Family Portfolio Partnership......................        450,000             450,000                -                -
Franklin & Marshall College...........................        120,000             120,000                -                -
Guardian Life Insurance Co. of America................      6,600,000           6,600,000                -                -
Guardian Master Pension Trust.........................        400,000             400,000                -                -
IBM Corp. Retirement Plan dated 12/18/45..............      2,575,000           2,575,000                -                -

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 29, 1998.

                                                       Principal Amount     Principal Amount
                                                         of Debentures       of Debentures       Common Stock    Common Stock
                                                         Beneficially           That May        Owned Prior to     That May
                         Name                                Owned              be Sold         Offering (1)(#)    be Sold(#)
                         ----                          ----------------     ----------------    --------------   ------------
JFI - Palantir, L.L.C.................................    $   500,000         $   500,000                -                -
KA Management Ltd.....................................      1,675,000           1,675,000                -                -
KA Trading LP.........................................        825,000             825,000                -                -
LLC Account No. 1.....................................        160,000             160,000                -                -
LLT Limited...........................................        185,000             185,000                -                -
McMahan Securities Company, L.P.......................        500,000             500,000                -                -
Merrill Lynch Convertible Fund, Inc...................        400,000             400,000               (3)               -
Merrill Lynch Multinational Investment Portfolio
  Equity/Convertible Series Convertible Securities
  Portfolio (Offshore Fund)...........................        300,000             300,000               (4)               -
Merrill Lynch World Income Fund, Inc..................      1,300,000           1,300,000               (5)               -
Morgan Stanley Dean Witter
  Convertible Securities Trust........................      3,000,000           3,000,000                -                -
Publix Super Markets, Inc. Profit-Sharing
  Plan & Trust........................................      1,000,000           1,000,000                -                -
Shepherd Investment International Ltd.................      1,000,000           1,000,000                -                -
Schroder & Co. Inc.(6)................................      8,780,000           8,780,000                -                -
SoundShore Opportunity Holding Fund Ltd...............        500,000             500,000
SoundShore Partners L.P...............................      4,000,000           4,000,000                -                -
Stark International...................................      1,000,000           1,000,000                -                -
State Street Bank Custodian for GE Pension Trust......        795,000             795,000                -                -
The Kaufmann Fund, Inc................................      4,000,000           4,000,000                -                -
The TCW Group, Inc....................................      8,620,000           8,620,000                -                -
Van Kampen American Capital Convertible
  Securities Fund.....................................        583,000             583,000                -                -
Van Kampen American Capital Harbor Fund...............      3,417,000           3,417,000                -                -
Winchester Convertible Plus, Ltd......................        480,000             480,000                -                -
Ziff Asset Management, L.P............................      1,000,000           1,000,000          163,100                -
                                                          -----------         -----------          -------           ------
          Total.......................................    $72,325,000         $72,325,000          163,100                -
                                                          ===========         ===========          =======           ======

___________________________________________

(1) Beneficial ownership is determined in accordance with the Rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Does not include $400,000 of the Company's 6% Convertible Subordinated Debentures due November 2002, which are convertible at $22.57 into 17,722 shares of Common Stock.
(3) Does not include $2,300,000 of the Company's 6% Convertible Subordinated Debentures due November 2002, which are convertible at $22.57 into 101,905 shares of Common Stock.
(4) Does not include $200,000 of the Company's 6% Convertible Subordinated Debentures due November 2002, which are convertible at $22.57 into 8,861 shares of Common Stock.
(5) Does not include $700,000 of the Company's 6% Convertible Subordinated Debentures due November 2002, which are convertible at $22.57 into 31,014 shares of Common Stock.
(6) Acted as placement agent in connection with the Company's offering of the Debentures. Also served as lead manager in the offering of Common Stock and Debentures in October 1997.

          Because the Selling Debentureholders may offer all or some of the Debentures which they hold and/or shares of Common Stock issued upon conversion thereof pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that will be held by the Selling Debentureholders after completion of this Offering, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Debentureholders after completion of this offering. See "Plan of Distribution."